NEWS: FOR IMMEDIATE RELEASE

Columbia Laboratories Reports First Quarter 2011 Financial Results
Management will host Conference Call at 10:00 AM ET Today

LIVINGSTON, NJ - May 5, 2011 - Columbia Laboratories, Inc. (Nasdaq: CBRX) today reported financial results for the three-month period ended March 31, 2011. Highlights of and subsequent to the first quarter include:

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Total net revenues increased 74% to $12.5 million, as compared to $7.2 million for the first quarter of 2010, driven primarily by the amortization over four quarters of the $34 million gain on the sale of the progesterone assets in July 2010 to Watson Pharmaceuticals, Inc. (“Watson”) (NYSE:WPI).

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Net product revenues decreased by $3.6 million to $3.5 million in the first quarter of 2011 compared to $7.1 million in the first quarter of 2010, primarily as a result of the transfer to Watson of the U.S. CRINONE® and PROCHIEVE® (progesterone gel) assets as part of the sale transaction, including responsibility for domestic product sales.

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Operating income in the first quarter of 2011 was $6.7 million, compared to a loss of $5.0 million in the prior year period, primarily reflecting the $8.4 million in revenue related to the gain on the sale of the progesterone assets to Watson plus a reduction in operating expenses.

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Net loss of $1.2 million, or $0.01 per basic and diluted share, compared to a net loss of $13.2 million, or $0.20 per basic and diluted share, in the first quarter of 2010, with higher operating income more than offset by $7.8 million in non-cash warrant valuation accounting expense.

•	A key U.S. patent for the use of progesterone to treat women with a short cervix at mid-pregnancy to prevent spontaneous preterm birth was issued to Watson. The patent expires in February 2028.

•	On April 6, 2011, data from the PREGNANT study of PROCHIEVE to reduce the risk of preterm birth in women with premature cervical shortening were published by Ultrasound in Obstetrics and Gynecology.

•	Sold U.S. rights to STRIANT® (testosterone buccal system) to Actient Pharmaceuticals LLC on April 20, 2011.

•	Submitted the New Drug Application (NDA) for PROCHIEVE to the U.S. Food and Drug Administration (FDA) on April 26, 2011.

“We are off to a solid start in 2011. To date, we have achieved three strategic objectives: publication of PREGNANT study data in a peer-reviewed medical journal, the sale of U.S. rights to STRIANT, and submitting the NDA for PROCHIEVE,” said Frank C. Condella, Jr., Columbia's President and Chief Executive Officer.  “I am very pleased that we have met each of these goals already in the second quarter. We are now focused on working with FDA to ensure a thorough review of the NDA with the ultimate aim of having it approved as expeditiously as possible.  We are also evaluating growth opportunities for Columbia moving forward.”

First Quarter Financial Results
Total net revenues for the first quarter of 2011 were comprised of the gain on the sale of progesterone

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assets to Watson, net product revenues primarily for domestic and international sales of CRINONE, sales of STRIANT, and royalties primarily from Watson. Total net revenues for the first quarter of 2011 were $12.5 million, compared to $7.2 million for the first quarter of 2010. The increase in total net revenues was driven primarily by $8.4 million in revenue related to the gain on the sale of the progesterone assets to Watson in July 2010, offset by the absence of in-market sales of CRINONE and PROCHIEVE by Columbia in the U.S.

Net product revenues were $3.5 million in the first quarter of 2011, compared to $7.1 million in the first quarter of 2010, primarily as a result of the transfer to Watson on July 2, 2010, of the U.S. CRINONE and PROCHIEVE assets as part of the sale transaction, including responsibility for U.S. product sales. Other factors affecting net product revenues were a 12% increase in net product revenues from Merck Serono for international sales of CRINONE 8% and by product sold to Watson under the new supply agreement. Royalties on sales by Watson were approximately $0.5 million.
Gross profit margin was essentially unchanged at 84% in the first quarter of 2011, compared to 84% in the first quarter of 2010, including the recognition of the deferred gain on the sale of the progesterone assets to Watson. Excluding the deferred gain recognition, the gross profit margin for the first quarter of 2011 would have been 50%, primarily reflecting the product sales to Watson on a cost-plus-10% basis and lower unit selling prices to Merck Serono.
Total operating expenses were $3.8 million in the first quarter of 2011, compared to $11.0 million in the prior year period. The decrease is attributable to the following:

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Selling and distribution expenses decreased by $3.2 million to $0.1 million in the first quarter of 2011, compared to $3.3 million in the 2010 quarter, reflecting the termination of sales and marketing activities following Watson's assumption of those responsibilities in July 2010.

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General and administrative costs decreased by $1.8 million to $2.4 million in the first quarter of 2011, compared to $4.1 million in the 2010 quarter, primarily reflecting the absence of Watson transaction costs and lower intellectual property costs.

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Research and development costs decreased by $1.0 million to $1.3 million in the first quarter of 2011, compared to $2.3 million in the 2010 quarter, reflecting lower expenses following the completion of the PREGNANT study in the fourth quarter of 2010.

•	There was no amortization for the acquisition cost for the U.S. rights to CRINONE in the first quarter of 2011 as a result of the 2010 sale to Watson of these assets.

Operating income in the first quarter of 2011 was $6.7 million, compared to an operating loss of $5.0 million in the prior year period. The increase primarily reflects the $8.4 million in revenue related to the gain on the sale of the progesterone assets to Watson plus the reduction in operating expenses.

Other income and expense aggregated to a net expense of $7.9 million for the first quarter of 2011, compared to a net expense of $8.3 million in the first quarter of 2010, primarily reflecting the elimination of interest expense as a result of the debt repayment in July 2010. This was more than offset by the recognition of the $7.8 million change in fair value of the warrants issued in conjunction with the July 2010 convertible note retirement and the October 2009 stock issuance resulting from the 66% increase in Columbia's stock price from the end of the fourth quarter of 2010 to the end of the first quarter of 2011.

As a result, the Company reported a net loss of $1.2 million, or $0.01 per basic and diluted share, for the first quarter of 2011, compared to a net loss of $13.2 million, or $0.20 per basic and diluted share, for the first quarter of 2010.

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Cash and Equivalents
At March 31, 2011, Columbia had cash and cash equivalents of $20.1 million, compared to cash and cash equivalents of $21.6 million at December 31, 2010. The decline in cash primarily reflected the payment of the Bio-Mimetics settlement, directors and officers insurance, company bonus payments and product returns, offset, in part, by cash received for the exercise of options and warrants.

Financial Outlook
Pursuant to the Company's Purchase and Collaboration Agreement with Watson, Columbia would be eligible to receive either a $6 million or $8 million milestone payment based upon achievement of certain statistical results of the PREGNANT Study on the primary endpoint, reduction of preterm birth < 33 weeks gestation, and the secondary endpoint, infant outcomes composite score. The Company provided written notice to Watson that the Company had achieved the $6 million milestone. Watson provided written notice to the Company that the milestone had not been achieved. The parties expect to resolve the dispute pursuant to the terms of the Purchase and Collaboration Agreement. No revenue has been recognized to date for this potential milestone payment.

The Company expects notice from the FDA on whether the NDA submission for PROCHIEVE has been accepted for filing within 60 days. Acceptance for filing will trigger a $5 million milestone payment from Watson. If we are successful in obtaining FDA approval of PROCHIEVE for the preterm birth indication, we will receive a $30 million milestone payment from Watson upon commercial launch in the U.S. The Company will be making investments to increase manufacturing capacity to ensure its ability to meet Watson's forecasts for the anticipated launch of PROCHIEVE.

Depending on the timing and achievement of these milestones and the expected investment in manufacturing capacity, cash balances will fluctuate throughout the remainder of 2011.

Conference Call
As previously announced, Columbia Laboratories will hold a conference call to discuss financial results for the first quarter ended March 31, 2011, as follows:

Date:	Thursday, May 5, 2011
Time:	10:00 am EDT
Dial-in numbers:	(877) 303-9483 (U.S. & Canada) or (760) 666-3584
Live webcast:	www.columbialabs.com, under 'Investor'

The teleconference replay will be available two hours after completion through Thursday, May 12, 2011, at (800) 642-1687 (U.S. & Canada) or (706) 645-9291. The conference ID for the replay is 63019982. The archived webcast will be available for one year on the Company's website, www.columbialabs.com, in the 'Investor' section under 'Events'.

About Columbia Laboratories
Columbia Laboratories, Inc. is developing products that utilize its novel bioadhesive drug delivery technologies to optimize drug delivery in a controlled, sustained manner. The Company has developed and sold six products for the U.S. market including CRINONE® (progesterone gel) for which Columbia receives royalties on annual net sales from Watson Pharmaceuticals. CRINONE is commercialized outside the U.S. by Merck Serono

In early April 2011, Ultrasound and Obstetrics and Gynecology published data from a pivotal Phase III

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clinical trial of PROCHIEVE® (progesterone gel) to reduce the risk of preterm birth in women with a cervical length between 10 and 20 mm as measured by transvaginal ultrasound at mid-pregnancy. The published results indicate that administration of vaginal progesterone from the mid-trimester of pregnancy until term significantly reduced the rate of preterm birth before 33 weeks gestation vs. placebo (p=0.020); this was the primary endpoint of the clinical trial. Use of PROCHIEVE was associated with a 45% reduction in the incidence of preterm birth before 33 weeks gestation. PROCHIEVE use was also associated with a significant reduction in the rate of preterm birth before 28 and before 35 weeks gestation vs. placebo. Improvement in infant outcome was noted with PROCHIEVE. Adverse events were comparable between women who received PROCHIEVE and those who received placebo. The Company submitted a New Drug Application (NDA) in this indication to the Food and Drug Administration on April 26, 2011.

Columbia's press releases and other company information are available online at www.columbialabs.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements, which statements are indicated by the words “may,” “will,” “plans,” “believes,” “expects,” “intends,” “anticipates,” “potential,” “should,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: the successful marketing of CRINONE® by Watson Pharmaceuticals, Inc., in the United States; the successful marketing of CRINONE by Merck Serono outside the United States; successful development of a next-generation vaginal progesterone product; acceptance for filing by the United States Food and Drug Administration (“FDA”) of the New Drug Application (“NDA”) for PROCHIEVE® in the preterm birth indication; the decision of the FDA on Columbia's request for Priority Review for this NDA; the outcome of further statistical analyses by the FDA of the clinical data generated during the PREGNANT Study; success in obtaining timely FDA approval of PROCHIEVE in the preterm birth indication; the ability of our third-party manufacturers to supply CRINONE, PROCHIEVE and STRIANT®; the impact of competitive products and pricing; the timely and successful negotiation of partnerships or other transactions; the strength of the United States dollar relative to international currencies, particularly the euro; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia's reports filed with the SEC. Columbia does not undertake any responsibility to revise or update any forward-looking statements contained herein.

CRINONE® and PROCHIEVE® are registered trademarks of Watson Pharmaceuticals, Inc.
STRIANT® is a registered trademark of Actient Pharmaceuticals LLC

Contact:

Lawrence A. Gyenes	Seth Lewis
Senior Vice President, Chief Financial Officer & Treasurer	Vice President
Columbia Laboratories, Inc.	The Trout Group LLC
(973) 486-8860	(646) 378-2952

Financial tables follow

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TEL: (973) 994-3999 • FAX: (973) 994-3001 • http://www.columbialabs.com

COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,
	(unaudited)
	2011	2010
Net product revenues (including amounts from
related parties: 2011 - $426,780; 2010 - $0)	$3,464,944	$7,103,756
Royalties (including amounts from related parties:
2011 - $540,000; 2010 - $0)	600,813	52,356
Other revenues (including amounts from related
parties: 2011 - $8,393,926; 2010 - $0)	8,428,582	16,787
TOTAL NET REVENUES	12,494,339	7,172,899
COST OF REVENUES (including amounts from
related parties: 2011 - $388,133; 2010 - $0)	2,034,838	1,176,579
Gross profit	10,459,501	5,996,320
OPERATING EXPENSES:
Selling and distribution	57,842	3,250,319
General and administrative	2,356,478	4,126,318
Research and development	1,345,601	2,341,818
Amortization of licensing right	—	1,261,182
Total operating expenses	3,759,921	10,979,637
Income (loss) from operations	6,699,580	(4,983,317)

OTHER INCOME (EXPENSE):
Interest income	1,525	1,620
Interest expense	(3,888)	(2,302,794)
Change in fair value of derivative	—	(5,848,150)
Change in fair value of redeemable warrants	(2,721,205)	—
Change in fair value of stock warrants	(5,058,111)	—
Other, net	(101,860)	(110,685)
	(7,883,539)	(8,260,009)
Loss before taxes	(1,183,959)	(13,243,326)
State income tax benefits	(2,928)	(2,200)
Net loss	$(1,186,887)	$(13,245,526)
LOSS PER COMMON SHARE
BASIC AND DILUTED	$(0.01)	$(0.20)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
BASIC AND DILUTED	83,703,219	65,388,921

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TEL: (973) 994-3999 • FAX: (973) 994-3001 • http://www.columbialabs.com

COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2011 (unaudited)	December 31, 2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$20,060,211	$21,630,979
Accounts receivable, net	3,016,942	4,141,026
Inventories	2,903,388	2,586,207
Prepaid expenses and other current assets	900,316	497,947
Total current assets	26,880,857	28,856,159
Property and equipment, net	473,305	518,542
Other assets	464,321	484,141
TOTAL ASSETS	$27,818,483	$29,858,842

LIABILITIES AND SHAREHOLDER'S DEFICIENCIES
CURRENT LIABILITIES:
Accounts payable	$2,829,127	$5,393,966
Accrued expenses	3,960,640	4,491,074
Deferred revenues	8,580,457	16,974,383
Total current liabilities	15,370,224	26,859,423
Deferred revenue	119,531	154,187
Redeemable warrants	—	13,471,832
Common stock warrant liability	14,345,017	9,286,906
TOTAL LIABILITIES	29,834,772	49,772,348
COMMITMENTS AND CONTINGENCIES
Contingently redeemable series C preferred stock, 600 shares issued and outstanding (liquidation preference of $600,000)	600,000	600,000
SHAREHOLDERS' DEFICIENCY:
Preferred stock, $.01 par value; 1,000,000 shares authorized,
Series B convertible preferred stock, 130 shares issued and outstanding (liquidation preference of $13,000)	1	1
Series E convertible preferred stock, 24,000 shares issued and outstanding liquidation preference of $2,400,000) in 2011 and 59,000 shares issued and outstanding (liquidation preference of $5,900,000) in 2010	240	590
Common Stock $.01 par value; 150,000,000 shares authorized; 86,731,337 and 84,434,611 shares issued	867,313	844,345
Capital in excess of par value	276,315,144	260,600,989
Less cost of 3,462,124 treasury shares in 2010	—	(3,346,090)
Accumulated deficit	(279,996,832)	(278,809,945)
Accumulated other comprehensive income	197,845	196,604
TOTAL SHAREHOLDERS' DEFICIENCY	(2,616,289)	(20,513,506)
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIENCY	$27,818,483	$29,858,842

354 Eisenhower Parkway • Plaza I, Second Floor • Livingston, NJ 07039
TEL: (973) 994-3999 • FAX: (973) 994-3001 • http://www.columbialabs.com